As filed with the Securities and Exchange Commission on August 10, 2016.
Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
The Securities Act of 1933

Stonegate Mortgage Corporation
(Exact name of registrant as specified in its charter)

Ohio	34-1194858
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
9190 Priority Way West Drive, Suite 300, Indianapolis, Indiana 46240 (317) 663-5100
(Address of Principal Executive Offices)
Stonegate Mortgage Corporation 2013 Non-Employee Director Plan, as amended as of June 29, 2016
(Full Title of Plan)

Carrie Preston
Chief Financial Officer
Stonegate Mortgage Corporation
9190 Priority Way West Drive, Suite 300
Indianapolis, Indiana 46240
(317) 663-5100
(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Robert W. Downes
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
(212) 558-4000
(212) 558-3588 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	200,000 shares	$3.94	$788,000	$79.34

(1)
Any additional shares of Common Stock of Stonegate Mortgage Corporation to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a).

(2)
Calculated in accordance with Rule 457 solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices per share of the Common Stock of Stonegate Mortgage Corporation as reported on the New York Stock Exchange on August 5, 2016, which date is within five (5) business days prior to the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Stonegate Mortgage Corporation 2013 Non-Employee Director Plan as amended as of June 29, 2016 (the “Plan”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference
The following documents that Stonegate Mortgage Corporation (the “Company”) has filed with the Commission under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement:

•	The Company’s Annual Report on Form 10-K filed with the Commission on March 15, 2016 pursuant to the Exchange Act for the Company’s fiscal year ended December 31, 2015;

•	The Company's Quarterly Report on Form 10-Q filed with the Commission on May 10, 2016 pursuant to the Exchange Act for the Company's fiscal quarter ended March 31, 2016;

•	The Company’s Quarterly Report on Form 10-Q filed with the Commission on August 4, 2016 pursuant to the Exchange Act for the Company’s fiscal quarter ended June 30, 2016;

•	The Company’s Current Reports on Form 8-K filed with the Commission on February 19, 2016, April 8, 2016, April 18, 2016, July 5, 2016, and July 13, 2016; and

•
The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36116) filed with the Commission on October 8, 2013 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers
The Company’s current Articles of Incorporation require the Company to indemnify any Company director or officer who was, is, or is threatened to be made party to a legal proceeding because of such director or officer’s role with the Company or because the director or officer served at the request of the Company as a director, trustee, officer, employee, member, manager, or agent of another company or enterprise. The Company is required to indemnify a director and officer for expenses, judgments, fines, and reasonable settlement amounts if the director or officer acted in good faith and in a manner that the director or officer reasonably believed was in, or not opposed to, the best interests of the Company. In criminal cases, the director or officer must have acted without reasonable cause to believe that his or her conduct was unlawful.

The above indemnification is contingent on a determination that indemnification of the director or officer is proper by either: (a) a majority vote of a quorum of uninterested directors; (b) a written opinion by independent legal counsel; (c) Company’s shareholders; or (d) court order.

The Company cannot indemnify a director or officer who is found liable of negligence or other misconduct in the performance of his or her duties to Company, unless a court determines that the director or officer is fairly and reasonably entitled to such indemnification. Furthermore, the Company cannot indemnify any director in any action or suit in which the only liability asserted against the director is pursuant to Ohio Revised Code 1701.95, regarding liability of directors and shareholders for unlawful loans, dividends, or distributions.

The Company must advance funds to cover a director or officer’s indemnifiable expenses as they are incurred, subject to the director or officer’s agreement to repay amounts if the director or officer is later: (a) found not to be entitled to indemnification; or (b) adjudged by clear and convincing evidence to be liable for acting with reckless disregard for the best interest of the Company or with deliberate intent to cause injury to the Company in the performance of his or her duties to the Company, unless the court finds that the director or officer is fairly and reasonably entitled to part or all of the indemnification.

Company’s shareholders or disinterested directors may authorize additional indemnification of any person. The Company may also purchase directors & officers liability insurance to cover its indemnification costs.

These indemnification provisions are the maximum permitted by Ohio Revised Code 1701.13(E).

Item 7.	Exemption from Registration Claimed
Not Applicable.

Item 8.	Exhibits
The exhibits are listed in the Exhibit Index.

Item 7.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on August 10, 2016.

Stonegate Mortgage Corporation
By:	/s/ James V. Smith
James V. Smith Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James V. Smith and Carrie Preston, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign this Registration Statement on Form S-8 of Stonegate Mortgage Corporation and any and all amendments to that Registration Statement (including post-effective amendments thereto) and to file the same, with the exhibits thereto, and other documents in connection herewith, with the Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, or any of them, or his or her substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated.

Name	Title	Date
/s/ James V. Smith	Chief Executive Officer (principal executive officer)	August 10, 2016
James V. Smith

/s/ Carrie Preston	Chief Financial Officer (principal financial officer and principal accounting officer)	August 10, 2016
Carrie Preston

/s/ Kevin B. Bhatt
Kevin B. Bhatt	Director	August 10, 2016

/s/ James G. Brown
James G. Brown	Director	August 10, 2016

/s/ Richard A. Mirro
Rich A. Mirro	Director	August 10, 2016

/s/ J. Scott Mumphrey
J. Scott Mumphrey	Director	August 10, 2016

/s/ Richard A. Kraemer
Richard A. Kraemer	Director	August 10, 2016

/s/ Sam Levinson
Sam Levinson	Director	August 10, 2016

EXHIBIT INDEX

Exhibit No.	Description
4.1
Third Amended and Restated Articles of Incorporation of Stonegate Mortgage Corporation (incorporated by reference to Exhibit 3.1 to Stonegate Mortgage Corporation Amendment No. 1 to Registration Statement on Form S-1 filed September 30, 2013 (File No. 333-191047))

4.2
Third Amended and Restated Code of Regulations of Stonegate Mortgage Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on September 6, 2013 (File No. 333-191047))

4.3
First Amendment to the Third Amended and Restated Code of Regulations of Stonegate Mortgage Corporation dated May 29, 2014 (incorporated by reference to Exhibit 3.1 to Stonegate Mortgage Corporation’s Form 8-K filed on May 30, 2014)

4.4*	Form of Option Agreement
4.5*	Form of Restricted Stock Unit Award Agreement
5.1*	Opinion of Barnes & Thornburg LLP
10.1
Stonegate Mortgage Corporation 2013 Non-Employee Director Plan (incorporated by reference to Exhibit 10.25 to Amendment No. 1 to the Registration Statement on Form S-1 filed on September 30, 2013 (File No. 333-191047))

10.2	Amendment No. 1 to the Stonegate Mortgage Corporation 2013 Non-Employee Director Plan (incorporated by reference to Annex II to the 2016 Proxy Statement on Schedule 14A filed on May 19, 2016)
23.1*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP
24.1*	Power of Attorney (included on signature page)

*	Filed herewith.